APOGEE ENTERPRISES REPORTS FISCAL 2019 THIRD QUARTER RESULTS
Third quarter reported earnings of $0.78 per diluted share; with adjusted EPS of $0.80
Architectural Glass operating margin improves sequentially by 390 basis points
Architectural Services revenue grows 48 percent, with strong margin improvement and increased backlog
Year-to-date cash flow from operations increases to $71 million; year-to-date free cash flow up 35 percent to $37 million
Company updates full-year guidance

MINNEAPOLIS, MN, December 20, 2018 - Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2019 third-quarter results.

Third-Quarter Highlights

•	Revenue increased to $357.7 million, from $356.5 million in the prior year quarter.

•
Operating income was $31.4 million, down from $34.5 million in last year’s third quarter. Adjusted operating income was $32.1 million, compared to $37.9 million in the prior year quarter, primarily reflecting lower revenue and margins in Architectural Framing Systems, partially offset by higher revenues and margins in Architectural Services.

•	Earnings were $0.78 per diluted share (EPS), compared to $0.82 in the prior year period, with adjusted earnings of $0.80 per diluted share (adjusted EPS), compared to $0.90 last year.

•	Architectural Services revenue grew 48 percent to $72.8 million, with operating margin improving to 11.9 percent and backlog increasing to $419.2 million.

•	Year-to-date net cash provided by operating activities was $70.6 million, up from $66.2 million in the prior year period. Year-to-date free cash flow increased 35 percent to $36.8 million.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted operating income, adjusted EPS and free cash flow are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures at the end of this press release for more information and reconciliation to the most directly comparable GAAP measures.

Commentary
“During the third quarter our Architectural Services segment continued to deliver robust performance, with nearly 50 percent revenue growth and strong margin gains, while our Large-Scale Optical segment also posted strong margin improvement,” said Joseph F. Puishys, Chief Executive Officer. “Overall we continued executing our strategy to grow and diversify the company and we remain confident in Apogee’s long-term opportunity to generate profitable growth and cash flow.”

“In Architectural Glass, we made progress toward ramping-up production and improving productivity. We continued to hire and train new workers, while improving factory throughput and driving nearly 400 basis points of sequential margin expansion. We have a good road map to further improvements and are focused on driving continued progress in the fourth quarter. We still have significant work ahead of us and now expect our efforts to return to prior margin levels will extend into the first part of fiscal 2020, while continued strong order flow should support top-line growth for the next several quarters.”

Puishys concluded, “We saw reduced revenue and profits in Architectural Framing Systems, reflecting lower volumes due to project timing delays. We see this as largely a timing issue, as bidding and award activity remains solid. The lower volumes also impacted the segment’s operating margins, offsetting the underlying progress we continue to make in improving operational performance. We now expect this near-term impact will carry over into the fourth quarter, which led us to revise our full-year guidance. Based on strong bidding activity, we remain confident in Framing Systems’ strong competitive position and long-term potential.”

Segment Results

Architectural Framing Systems
Architectural Framing Systems revenue was $181.3 million, compared to $194.2 million in the prior year quarter, primarily due to lower volumes, reflecting timing delays in some of the markets we serve. Operating income was $12.9 million and operating margin was 7.1 percent, down from $18.5 million and 9.5 percent respectively in the prior year quarter, primarily driven by the lower volumes. Adjusted operating income was $13.6 million with adjusted operating margin of 7.5 percent, compared to $21.4 million and 11.0 percent respectively in the prior year quarter. Segment backlog declined to $407.9 million, compared to $428.4 million a quarter ago.

Architectural Glass
Architectural Glass had third quarter revenue of $98.5 million compared to $96.9 in the prior year quarter. Operating income was $5.9 million, compared to $9.1 million in last year’s third quarter. Sequentially, Architectural Glass revenue grew 11.9 percent compared to the second quarter of fiscal 2019 and operating margin improved to 5.9 percent, a 390 basis point increase compared to the second quarter, as the segment benefited from operating leverage and made progress toward overcoming the labor and productivity issues that reduced its profitability in the first half of the fiscal year.

Architectural Services
Architectural Services’ revenue increased to $72.8 million, up from $49.1 million in last year’s third quarter, as the segment continued to execute on the substantial backlog booked over the past several quarters. The segment posted strong profitability improvements, with operating income increasing to $8.7 million and operating margin of 11.9 percent, compared to $2.5 million and 5.2 percent respectively in the prior year period, driven by operating leverage on higher volumes and strong project execution. Segment backlog increased to $419.2 million, up from $404.9 million last quarter and $346.3 million a year ago.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Large-Scale Optical
Large-Scale Optical revenue was $23.4 million, compared to $26.0 million in the third quarter last year. Operating income was $6.6 million, compared to $6.7 million in the prior year period, with operating margin improving to 28.4 percent, from 25.9 percent in the prior year quarter.

Financial Condition
The company ended the quarter with $232.7 million of long-term debt. Year-to-date net cash provided by operating activities increased 7 percent to $70.6 million. Capital expenditures for the first nine months of the fiscal year were $33.9 million, compared to $38.9 million in the same period last year, as the company continued to make disciplined investments in growth and productivity improvement initiatives. During the quarter, the company repurchased 600,000 shares of stock for $23.3 million. Year-to-date, Apogee has returned $36.5 million of cash to shareholders through dividend payments and share repurchases, a 60 percent increase compared to the same period last year.

Outlook
The company is updating its outlook for the full year to reflect lower volumes in Architectural Framing Systems and operational improvement efforts in Architectural Glass which are now expected to extend into fiscal 2020.

The company’s updated outlook for fiscal 2019 includes:

•	Revenue growth of 6 to 7 percent, compared to 8 to 10 percent previously

•	Operating margin of approximately 8.4 percent, compared to 8.3 to 8.8 percent previously

•	Adjusted operating margin of approximately 8.7 percent, compared to 8.6 to 9.1 percent previously

•	EPS of approximately $3.00, at the low-end of the previous guidance range of $3.00 to $3.20

•	Adjusted EPS of approximately $3.13, compared to $3.13 to $3.33 previously

•
Adjusted fiscal 2019 earnings guidance excludes the after-tax impact of amortization of short-lived acquired intangibles associated with the acquired backlog of Sotawall and EFCO of $3.8 million ($0.13 per diluted share).

•	Capital expenditures of approximately $60 million.

•	Tax rate of approximately 24 percent.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at http://ir.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s web site.

About Apogee Enterprises
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in the design and development of value-added glass and metal products and services for enclosing commercial buildings, framing and displays. The company is organized in four segments, with three of the segments serving the commercial construction market:

•
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau, a manufacturer of custom aluminum window systems and curtainwall; Sotawall, a manufacturer of unitized curtainwall systems; EFCO, a manufacturer of aluminum window, curtainwall, storefront and entrance systems; Tubelite, a manufacturer of aluminum storefront, entrance and curtainwall products; Alumicor, a manufacturer of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

•	Architectural Services segment consists of Harmon, one of the largest U.S. full-service building glass installation companies.

•
Large-Scale Optical segment, which leverages the same coating technologies used in the company’s Architectural Glass segment, consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for framing and display applications.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•
Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at these adjusted measures include the impact of acquisition-related costs, amortization of short-lived acquired intangibles associated with backlog, and non-recurring restructuring costs.

•
Backlog represents the dollar amount of revenues Apogee expects to recognize from firm contracts or orders. The company uses backlog as one of the metrics to evaluate sales trends in its long lead time operating segments.

•	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength.

•
Adjusted EBITDA is equal to the sum of adjusted operating income depreciation and amortization expenses.  We believe this metric provides useful information to investors and analysts about the Company's performance because it eliminates the effects of period-to-period changes in taxes, interest expense, and costs associated with capital investments and acquired companies.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) loss of key personnel and inability to source sufficient labor; (F) product performance, reliability and quality issues; (G) project management and installation issues that could result in losses on individual contracts; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in certain business segments; (J) revenue and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other event for which the company is liable; (L) dependence on information

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; (N) commodity price fluctuations, trade policy impacts, and supply availability; and (O) integration of recent acquisitions. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2018 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Thirteen	Thirteen		Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands, except per share amounts	December 1, 2018	December 2, 2017	Change	December 1, 2018	December 2, 2017	Change
Net sales	$357,718	$356,506	—%	$1,056,382	$972,721	9%
Cost of sales	273,628	264,947	3%	807,096	724,868	11%
Gross profit	84,090	91,559	(8)%	249,286	247,853	1%
Selling, general and administrative expenses	52,682	57,024	(8)%	167,224	161,438	4%
Operating income	31,408	34,535	(9)%	82,062	86,415	(5)%
Interest income	809	106	663%	1,719	390	341%
Interest expense	2,941	1,594	85%	7,514	3,689	104%
Other (expense) income, net	(655)	303	N/M	(459)	560	N/M
Earnings before income taxes	28,621	33,350	(14)%	75,808	83,676	(9)%
Income tax expense	6,730	9,704	(31)%	18,030	26,517	(32)%
Net earnings	$21,891	$23,646	(7)%	$57,778	$57,159	1%

Earnings per share - basic	$0.79	$0.82	(4)%	$2.06	$1.98	4%
Average common shares outstanding	27,836	28,736	(3)%	28,030	28,812	(3)%
Earnings per share - diluted	$0.78	$0.82	(5)%	$2.04	$1.98	3%
Average common and common equivalent shares outstanding	28,156	28,818	(2)%	28,304	28,862	(2)%
Cash dividends per common share	$0.1575	$0.1400	13%	$0.4725	$0.4200	13%

Business Segment Information
(Unaudited)

	Thirteen	Thirteen		Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands	December 1, 2018	December 2, 2017	Change	December 1, 2018	December 2, 2017	Change
Sales
Architectural Framing Systems	$181,306	$194,157	(7)%	$550,193	$493,672	11%
Architectural Glass	98,524	96,940	2%	263,533	292,026	(10)%
Architectural Services	72,828	49,077	48%	220,051	146,056	51%
Large-Scale Optical	23,377	26,003	(10)%	64,522	64,897	(1)%
Eliminations	(18,317)	(9,671)	89%	(41,917)	(23,930)	75%
Total	$357,718	$356,506	—%	$1,056,382	$972,721	9%
Operating income (loss)
Architectural Framing Systems	$12,903	$18,452	(30)%	$43,554	$46,958	(7)%
Architectural Glass	5,851	9,107	(36)%	9,168	28,687	(68)%
Architectural Services	8,659	2,547	240%	21,435	4,102	423%
Large-Scale Optical	6,628	6,724	(1)%	15,845	15,022	5%
Corporate and other	(2,633)	(2,295)	15%	(7,940)	(8,354)	(5)%
Total	$31,408	$34,535	(9)%	$82,062	$86,415	(5)%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
In thousands	December 1, 2018	March 3, 2018
Assets
Current assets	$372,775	$336,278
Net property, plant and equipment	302,209	304,063
Other assets	405,996	381,979
Total assets	$1,080,980	$1,022,320
Liabilities and shareholders' equity
Current liabilities	$212,646	$208,152
Long-term debt	232,726	215,860
Other liabilities	104,734	86,953
Shareholders' equity	530,874	511,355
Total liabilities and shareholders' equity	$1,080,980	$1,022,320

Consolidated Condensed Statement of Cash Flows
(Unaudited)

	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended
In thousands	December 1, 2018	December 2, 2017
Net earnings	$57,778	$57,159
Depreciation and amortization	38,378	39,774
Share-based compensation	4,724	4,645
Proceeds from new markets tax credit transaction, net of deferred costs	8,850	—
Other, net	7,302	(4,703)
Changes in operating assets and liabilities	(46,388)	(30,636)
Net cash provided by operating activities	70,644	66,239
Capital expenditures	(33,867)	(38,946)
Proceeds on sale of property	12,332	253
Acquisition of businesses and intangibles	—	(184,826)
Net purchases of marketable securities	(3,193)	(866)
Other, net	(2,209)	941
Net cash used in investing activities	(26,937)	(223,444)
Borrowings on line of credit, net	16,500	164,000
Shares withheld for taxes, net of stock issued to employees	(1,591)	(1,561)
Repurchase and retirement of common stock	(23,313)	(10,833)
Dividends paid	(13,180)	(11,971)
Other, net	413	2,039
Net cash (used in) provided by financing activities	(21,171)	141,674
Increase (Decrease) in cash and cash equivalents	22,536	(15,531)
Effect of exchange rates on cash	(498)	1,079
Cash, cash equivalents and restricted cash at beginning of year	19,359	27,297
Cash, cash equivalents and restricted cash at end of period	$41,397	$12,845

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
(Unaudited)

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
In thousands	December 1, 2018	December 2, 2017	December 1, 2018	December 2, 2017
Net earnings	$21,891	$23,646	$57,778	$57,159
Amortization of short-lived acquired intangibles	717	2,924	4,655	7,608
Acquisition-related costs	—	423	—	4,840
Income tax impact on above adjustments (1)	(168)	(974)	(1,108)	(4,120)
Adjusted net earnings	$22,440	$26,019	$61,325	$65,487

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	December 1, 2018	December 2, 2017	December 1, 2018	December 2, 2017
Earnings per diluted common share	$0.78	$0.82	$2.04	$1.98
Amortization of short-lived acquired intangibles	0.03	0.10	0.16	0.26
Acquisition-related costs	—	0.01	—	0.17
Income tax impact on above adjustments (1)	(0.01)	(0.03)	(0.04)	(0.14)
Adjusted earnings per diluted common share	$0.80	$0.90	$2.17	$2.27
(1) Income tax impact on adjustments was calculated using the estimated quarterly effective income tax rate of 23.5% in the current year and 29.1% in the prior year and for the year-to-date period using the estimated annual effective income tax rate of 23.8% in the current year and 33.1% in the prior year.

EBITDA and Adjusted EBITDA

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
In thousands	December 1, 2018	December 2, 2017	December 1, 2018	December 2, 2017
Net earnings	$21,891	$23,646	$57,778	$57,159
Income tax expense	6,730	9,704	18,030	26,517
Other expense (income), net	655	(303)	459	(560)
Interest expense, net	2,132	1,488	5,795	3,299
Depreciation and amortization	11,921	14,712	38,378	39,774
EBITDA	43,329	49,247	120,440	126,189
Amortization of short-lived acquired intangibles	717	2,924	4,655	7,608
Acquisition-related costs	—	423	—	4,840
Adjusted EBITDA	$44,046	$52,594	$125,095	$138,637

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)
	Thirteen Weeks Ended December 1, 2018
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$12,903	7.1%	$(2,633)	$31,408	8.8%
Amortization of short-lived acquired intangibles	717	0.4%	—	717	0.2%
Adjusted operating income (loss)	$13,620	7.5%	$(2,633)	$32,125	9.0%

	Thirteen Weeks Ended December 2, 2017
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$18,452	9.5%	$(2,295)	$34,535	9.7%
Amortization of short-lived acquired intangibles	2,924	1.5%	—	2,924	0.8%
Acquisition-related costs	—	—%	423	423	0.1%
Adjusted operating income (loss)	$21,376	11.0%	$(1,872)	$37,882	10.6%

	Thirty-Nine Weeks Ended December 1, 2018
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$43,554	7.9%	$(7,940)	$82,062	7.8%
Amortization of short-lived acquired intangibles	4,655	0.8%	—	4,655	0.4%
Adjusted operating income (loss)	$48,209	8.8%	$(7,940)	$86,717	8.2%

	Thirty-Nine Weeks Ended December 2, 2017
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$46,958	9.5%	$(8,354)	$86,415	8.9%
Amortization of short-lived acquired intangibles	7,608	1.5%	—	7,608	0.8%
Acquisition-related costs	—	—%	4,840	4,840	0.5%
Adjusted operating income (loss)	$54,566	11.1%	$(3,514)	$98,863	10.2%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com